Exhibit 11

                         ALLMERICA FINANCIAL CORPORATION

              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
              For the Periods Ended September 30, 1997 and 1996
                  (in millions, except per share data)
                                  (Unaudited)


                                                         Nine Months
                                  Quarter Ended              Ended
                                  September 30,           September 30,
                                 1997      1996          1997     1996
Primary:
  Average shares outstanding     58.3      50.1           52.9      50.1
  Net effect of dilutive stock
  options based on the treasury
  stock method using average
  market price                    0.1       0.0            0.1       0.0
                                -----     -----          -----     -----
TOTALS                           58.4      50.1           53.0      50.1
                                =====     =====          =====     =====

  Net income                    $60.7     $46.7         $114.3    $136.6
                                 ====     =====          =====     =====

  Per share amount              $1.04     $0.93          $2.16     $2.72

Fully diluted:
  Average shares outstanding     58.3      50.1           52.9      50.1
  Net effect of dilutive stock
  options based on the treasury
  stock method using the higher
  of period end or average
  market price                    0.2       0.0            0.1       0.0
                                -----     -----          -----     -----
TOTALS                           58.5      50.1           53.0      50.1
                                =====     =====          =====     =====

  Net income                    $60.7     $46.7         $114.3    $136.6
                                =====     =====          =====     =====

Per share amount                $1.04     $0.93          $2.16     $2.72



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